UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 1)

TDC A/S (Name of Issuer)
Ordinary Share of DKK5 each (Title of Class of Securities)
ISIN DK0010253335 (ISIN Number)
Lawrence H. Guffey The Blackstone Group International Limited 40 Berkeley Square London W1J 5AL, U.K. +44 20 7451 4000	Richard Wilson Apax Partners Worldwide LLP 15 Portland Place London W1B 1PT, U.K. +44 20 7572 6300	Kurt Björklund Permira Advisers KB Birger Jarlsgatan 12 114 34 Stockholm Sweden +46 8503 122 00
Oliver Haarmann Kohlberg Kravis Roberts & Co. Ltd. 7 Carlton Gardens London SW1Y 5AD, U.K. +44 20 7839 9800	Copy To: Michael Wolfson, Esq. Simpson Thacher & Bartlett LLP Citypoint One Ropemaker Street London EC2Y 9HU, U.K. +44 20 7275 6500	Gustavo Schwed Providence Equity Partners Limited 78 Brook Street London W1K 5EF, U.K. +44 20 7514 8800
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications) December 22, 2005

(Date of Event which Requires Filing of this Statement)

        If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Nordic Telephone Company ApS

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Denmark

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%*

14.	Type of Reporting Person (See Instructions) CO

*
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Nordic Telephone Company Investment ApS

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Denmark

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) CO, HC

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its indirect ownership of the Nordic Telephone Company ApS.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Europe VI-A, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Europe VI-1, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Europe VI GP, L.P. Inc.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) OO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Apax Funds (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Europe VI GP, Co. Ltd

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Apax Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Partners Europe Managers Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization United Kingdom

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Apax Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No.    DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone NSS Communications Partners (Cayman) L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Family Communications Partnership (Cayman) L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%***

14.	Type of Reporting Person (See Instructions) CO, HC

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No.    DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Capital Partners (Cayman) IV L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No.    DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Capital Partners (Cayman) IV-A L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No.    DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Family Investment Partnership (Cayman) IV-A L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No.    DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Participation Partnership (Cayman) IV L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No.    DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Communications Management Associates (Cayman) L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No.    DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Management Associates (Cayman) IV L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No.    DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone FI Communications Associates (Cayman) Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No.    DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone LR Associates (Cayman) IV Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Millennium Fund (Overseas), Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Alberta, Canada

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Associates Millennium (Overseas), Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Alberta, Canada

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the KKR Fund (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Millennium Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the KKR Fund. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III L.P. 1

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III L.P. 2

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III GmbH & Co KG

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Federal Republic of Germany

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III Co-Investment Scheme

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) OO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Investments Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No.DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Holdings Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No.DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III G.P. Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III G.P. L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II CV3

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Netherlands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II CV4

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Netherlands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II L.P. 1

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II L.P. 2

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira (Europe) Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II Managers L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II Co-Investment Scheme

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) OO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Schroder Ventures Investments Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Offshore Partners V L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Offshore GP V L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Fund (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Partners (Cayman) V Ltd

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) Co

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship with the Providence Fund. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Peter G. Peterson

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) IN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of his relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Stephen A. Schwarzman

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14. Type of Reporting Person (See Instructions) IN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of his relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Paul J. Salem

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) IN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of his relationship to the Providence Fund. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Glenn M. Creamer

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) IN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of his relationship to the Providence Fund. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jonathan M. Nelson

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,000,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,000,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 10.1%**

14.	Type of Reporting Person (See Instructions) IN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of his relationship to the Providence Fund. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

TABLE OF CONTENTS

ITEM 2.	IDENTITY AND BACKGROUND
ITEM 3.	SOURCES AND AMOUNT OF FUNDS OR OTHER CONSIDERATION
ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER
ITEM 7.	MATERIAL TO BE FILED AS EXHIBITS
SIGNATURE
EX-99.1	Joint Filing Agreement (as restated)

        This Amendment No. 1 amends and supplements the statement on Schedule 13D, filed with the Securities and Exchange Commission on December 9, 2005 (the "Schedule 13D") with respect to the shares of DKK5 each ("TDC Shares") issued by TDC A/S, a Danish public limited company with its registered company with its registered office in Copenhagen, registered with the Danish Commerce and Companies Agency under CVR No. 14773908 (the "Issuer"). Each item below amends and supplements the information disclosed under the corresponding item of the Schedule 13D. Unless otherwise indicated herein, terms used but not defined in this Amendment No. 1 shall have the same respective meanings herein as are ascribed to such terms in the Schedule 13D.

Item 2.    Identity and Background

        Item 2 of the Schedule 13D is hereby amended and supplemented by the following:

(1)
By deleting paragraph number 5 and inserting the following:

5.
Permira Europe III L.P. 1, Permira Europe III L.P. 2, Permira Europe III GmbH & Co. KG, Permira Investments Limited, Permira Europe III Co-investment Scheme, Permira Europe II CV3, Permira Europe II CV4, Permira Europe II L.P. 1, Permira Europe II L.P. 2, Permira Europe II Co-Investment Scheme and Schroder Ventures Investments Limited (collectively, the "Permira Funds"), Permira Europe III GP L.P., Permira Europe III GP Limited, Permira Holdings Limited, Permira Europe II Managers L.P. and Permira (Europe) Limited (collectively, the "Permira Reporting Persons");

(3)
By deleting the paragraph entitled "5. Permira Reporting Persons" and inserting the following:

5.     Permira Reporting Persons

        (a)-(c) The principal business address of the Permira Reporting Persons is Trafalgar Court, Les Banques, St Peter Port, Guernsey, GY1 3QL, Channel Islands. The principal business of the Permira Funds is to invest in other companies. The principal business of Permira Europe III GP L.P. is to act as the managing limited partner of Permira Europe III GmbH & Co. KG, the general partner of Permira Europe III L.P. 1 and the general partner of Permira Europe III L.P. 2. The principal business of Permira Europe III GP Limited is to act as the general partner of Permira Europe III GP L.P. and to administer the Permira Europe III Co-Investment Scheme. The principal business of Permira Holdings Limited is to act as a holding company. The principal business of Permira Europe II Managers L.P. is to act as the managing limited partner of Permira Europe II L.P. 1 and Permira Europe II L.P. 2 and the managing limited partner of Permira Europe II CV3 and Permira Europe II CV4. The principal business of Permira (Europe) Limited is to act as the general partner of Permira Europe II Managers L.P. and to act as manager of the Permira Europe II Co-Investment Scheme.

        Messrs. Nigel Carey, John Marren and Peter Smitham are directors of Permira Holdings Limited, Permira Europe III GP Limited and Permira (Europe) Limited. Messrs. Jonathan Lowe, John Marren and Nigel Carey are directors of Permira Investments Limited. Messrs. Peter Allen, Chris Morris, Jonathan Lowe, John Marren, Ramon Lo, Jr., James Garvey, Nigel Carey, Katharine Thompson and Nigel Burnham are directors of Schroder Ventures Investments Limited. Mr. Laurence McNairn has recused himself from all matters in relation to the transactions described in Item 4 below due to an actual or potential conflict. The principal occupation of Mr. Nigel Carey is as an advocate. The principal occupation of Mr. John Marren is as director of Northern Trust International Fund Administration Services (Guernsey) Ltd. The principal occupation of Mr. Peter Smitham is as a partner of Permira Advisers Limited. The principal occupation of Mr. Jonathan Lowe is as finance director of Permira Advisers Limited. The principal occupation of Mr. Peter Allen is as Chairman of Schroder Ventures Investments Limited. The principal occupation of Mr. Chris Morris is as Finance Director of SVG Advisers Limited. The principal occupation of Mr. Ramon Lo, Jr. is as director of Symphony

Capital Partners Limited. The principal occupation of Ms. Katharine Thompson is as director of Schroder Ventures Investments Limited. The principal occupation of Mr. James Garvey is as Managing Partner and Chief Executive Officer of SV Life Sciences Advisers. The principal occupation of Mr. Nigel Burnham is as Deputy Group Financial Controller of Schroders PLC. The principal business address of Mr. Nigel Carey is 7 New Street, St Peter Port, Guernsey, GY 4B2, Channel Islands. The principal business address of Mr. John Marren is PO Box 255, Trafalgar Court, Les Banques, St Peter Port, Guernsey, GY1 3QL, Channel Islands. The principal business address of Mr. Peter Smitham and Mr. Jonathan Lowe is 20 Southampton St, London, WC2E 7QH, Channel Islands. The principal business address of Mr. Peter Allen is John O'Gaddesden's House, Little Gaddesden, Berkhamsted, Herts HD4 1DF, United Kingdom. The principal business address of Mr. Chris Morris is 111 Strand, London WC2R OAG, United Kingdom. The principal business address of Mr. Ramon Lo, Jr. is Suite 2503, One International Finance Centre, 1 Harbour View Street, Hong Kong. The principal business address of Ms. Katharine Thompson is Forest Lodge, Rue des Monts, Forest, Guernsey, GY8 OBB, Channel Islands. The principal business address of Mr. James Garvey is 60 State Street, Boston, Massachusetts 02109, USA. The principal business address of Mr. Nigel Burnham is 31 Gresham Street, London EC2V 7QA, United Kingdom.

        (d)-(e) None of the Permira Reporting Persons, nor, to the best of their knowledge, the individuals named in this Section 5 of Item 2 hereto have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the last five years. None of the Permira Reporting Persons, nor to the best of their knowledge, the individuals named in Section 5 of Item 2 hereto have been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction that has resulted in or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations of such laws during the last five years.

        (f) Permira Investments Limited, Schroder Ventures Investments Limited, Permira Holdings Limited, Permira (Europe) Limited and Permira Europe III GP Limited are limited companies organized under the laws of Guernsey, Channel Islands. Permira Europe III L.P. 1, Permira Europe III L.P. 2, Permira Europe III GP L.P., Permira Europe II L.P. 1, Permira Europe II L.P. 2, and Permira Europe II Managers L.P. are limited partnerships organized under the laws of Guernsey, Channel Islands. The Permira Europe III Co-Investment Scheme and Permira Europe II Co-Investment Scheme are contractual arrangements under the laws of Guernsey, Channel Islands. Permira Europe III GmbH & Co. KG is a Kommanditgesellschaft (limited partnership) registered with the commercial register of the Local Court of Munich, Federal Republic of Germany. Permira Europe II CV3 and Permira Europe II CV4 are limited partnerships under the laws of the Netherlands. Messrs. Nigel Carey, Jonathan Lowe, Ramon Lo, Jr., Peter Smitham, Peter Allen, Chris Morris and Nigel Burnham are citizens of the United Kingdom. Mr. John Marren is a citizen of Ireland. Ms. Katharine Thompson is a citizen of Guernsey, Channel Islands. Mr. James Garvey is a citizen of the United States.

Item 3.    Source and Amount of Funds or Other Consideration

        Item 3 of the Schedule 130 is hereby amended and supplemented by inserting the following:

        On December 21, 2005, Nordic Telephone Company Holding ApS repaid in full the €1,028,165,063.61, including principal and fees, interest and capitalization costs thereon, borrowed under the OMP Facility pursuant to the Market Purchase Facility Agreement. At the time of repayment, the new entities described above in Item 2, Paragraph 5 became indirect shareholders of TDC.

Item 5.    Interest in Securities of the Issuer

        Items 5(a) and (b) of the Schedule 13D is hereby amended and supplemented by deleting the fifth paragraph thereof and inserting the following:

        Permira Europe III GP L.P. and Permira Europe II Managers L.P. are both general partners of the Permira Funds and have indirect power, together with other Reporting Persons, to direct the voting and disposition of the TDC Shares held by the Purchaser. Permira Europe III GP Limited is the general partner of Permira Europe III GP L.P. and has indirect power, together with other Reporting Persons, to direct the voting and disposition of the TDC Shares held by the Purchaser. Permira (Europe) Limited is the general partner of Permira Europe II Managers L.P. and has indirect power, together with other Reporting Persons, to direct the voting and disposition of the TDC Shares held by the Purchaser. Permira Holdings Limited is the sole member of Permira Europe III GP Limited and Permira (Europe) Limited and has indirect power, together with other Reporting Persons, to direct the voting and disposition of the TDC Shares held by the Purchaser. The Permira Funds, as indirect owners of the Purchaser, Permira Europe III GP L.P. and Permira Europe II Managers L.P., as general partners of the Permira Funds, Permira Europe III GP Limited, as general partner of Permira Europe III GP L.P., Permira (Europe) Limited, as general partner of Permira Europe II Managers L.P. and Permira Holdings Limited, as sole member of Permira Europe III GP Limited and Permira (Europe) Limited may be deemed to beneficially own the TDC Shares that the Purchaser may be deemed to beneficially own. The Permira Funds, Permira Europe III GP L.P., Permira Europe III GP Limited, Permira Europe II Managers L.P., Permira (Europe) Limited and Permira Holdings Limited disclaim beneficial ownership of such TDC Shares.

Item 7.    Materials to be Filed as Exhibits

        Item 7 of the Schedule 13D is hereby amended and supplemented by the following:

        Exhibit 1 of the Schedule 13D is deleted and replaced by the following:

1.
Joint Filing Agreement (as restated).

SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

NORDIC TELEPHONE COMPANY APS
By:	/s/ RICHARD WILSON	By:	/s/ LAWRENCE H. GUFFEY
Name:	Richard Wilson	Name:	Lawrence H. Guffey
Title:	Director	Title:	Director
By:	/s/ OLIVER HAARMANN	By:	/s/ KURT BJÖRKLUND
Name:	Oliver Haarmann	Name:	Kurt Björklund
Title:	Director	Title:	Director
By:	/s/ GUSTAVO SCHWED
Name:	Gustavo Schwed
Title:	Director
NORDIC TELEPHONE COMPANY INVESTMENT APS
By:	/s/ RICHARD WILSON	By:	/s/ LAWRENCE H. GUFFEY
Name:	Richard Wilson	Name:	Lawrence H. Guffey
Title:	Director	Title:	Director
By:	/s/ OLIVER HAARMANN	By:	/s/ KURT BJÖRKLUND
Name:	Oliver Haarmann	Name:	Kurt Björklund
Title:	Director	Title:	Director
By:	/s/ GUSTAVO SCHWED
Name:	Gustavo Schwed
Title:	Director

For and on behalf of Apax Partners Europe Managers Ltd. as Manager of Apax Europe VI-A, L.P.
By:	/s/ ADRIAN BEECROFT

Name:	Adrian Beecroft
Title:	Authorized Person

For and on behalf of Apax Partners Europe Managers Ltd. as Manager of Apax Europe VI-1 L.P.
By	/s/ ADRIAN BEECROFT

Name:	Adrian Beecroft
Title:	Authorized Person

For and on behalf of Apax Europe VI GP, Co. Ltd. as general partner of Apax Europe VI GP, L.P. Inc.
By	/s/ DENISE FALLAIZE

Name:	Denise Fallaize
Title:	Authorized Person

For and on behalf of Apax Europe VI GP, Co. Ltd.
By	/s/ DENISE FALLAIZE

Name:	Denise Fallaize
Title:	Authorized Person

For and on behalf of Apax Partners Europe Managers Ltd.
By	/s/ ADRIAN BEECROFT

Name:	Adrian Beecroft
Title:	Authorized Person

Blackstone NSS Communications Partners (Cayman) L.P.
By Blackstone Communications Management Associates (Cayman) L.P., its general partner
By Blackstone FI Communications Associates (Cayman) Ltd., its general partner
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone Family Communications Partnership (Cayman) L.P.
By Blackstone Communications Management Associates (Cayman) L.P., its general partner
By Blackstone FI Communications Associates (Cayman) Ltd., its general partner
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone Capital Partners (Cayman) IV L.P. By Blackstone Management Associates (Cayman) IV L.P., its general partner By Blackstone LR Associates (Cayman) IV Ltd., its general partner
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone Capital Partners (Cayman) IV-A L.P. By Blackstone Management Associates (Cayman) IV L.P., its general partner By Blackstone LR Associates (Cayman) IV Ltd., its general partner
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone Family Investment Partnership (Cayman) IV-A L.P. By Blackstone Management Associates (Cayman) IV L.P., its general partner By Blackstone LR Associates (Cayman) IV Ltd., its general partner

By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone Participation Partnership (Cayman) IV L.P. By Blackstone Management Associates (Cayman) IV L.P., its general partner By Blackstone LR Associates (Cayman) IV Ltd., its general partner
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone Communications Management Associates (Cayman) L.P. By Blackstone FI Communications Associates (Cayman) Ltd., its general partner
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone Management Associates (Cayman) IV L.P. By Blackstone LR Associates (Cayman) IV Ltd., its general partner
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone FI Communications Associates (Cayman) Ltd.
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone LR Associates (Cayman) IV Ltd.
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Signed by for and on behalf of
KKR Millennium Fund (Overseas), Limited Partnership
By: KKR Associates Millennium (Overseas), Limited Partnership, its general partner
By: KKR Millennium Limited, its general partner
By:	/s/ PERRY GOLKIN
	Name:	Perry Golkin
	Title:	Authorized Person
Signed by for and on behalf of KKR Associates Millennium (Overseas), Limited Partnership
By: KKR Millennium Limited, its general partner
By:	/s/ PERRY GOLKIN
	Name:	Perry Golkin
	Title:	Authorized Person
Signed by for and on behalf of KKR Millennium Limited
By:	/s/ PERRY GOLKIN
	Name:	Perry Golkin
	Title:	Authorized Person

Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe III G.P. Limited as general partner of	)	Alternate Director
Permira Europe III G.P. L.P. as	)
general partner of Permira Europe III L.P. 1)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe III G.P. Limited as general partner of	)	Alternate Director
Permira Europe III G.P. L.P. as	)
general partner of Permira Europe III L.P. 2)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe III G.P. Limited as general partner of	)	Alternate Director
Permira Europe III G.P. L.P. as	)
managing limited partner of Permira Europe III GmbH & Co. KG	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Nominees Limited as nominee for	)	Alternate Director
Permira Investments Limited	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe III G.P. Limited as administrator of	)	Alternate Director
Permira Europe III Co-investment Scheme	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe III G.P. Limited as general partner of	)	Alternate Director
Permira Europe III G.P. L.P.	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe III G.P. Limited	)	Alternate Director
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of Permira Holdings Limited	)	Alistair Boyle
	)	Alternate Director
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe II Managers L.P. as	)	Alternate Director
general partner of Permira Europe II L.P. 1,	)
acting by its general partner	)
Permira (Europe) Limited
)

Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe II Managers L.P. as	)	Alternate Director
general partner of Permira Europe II L.P. 2)
acting by its general partner	)
Permira (Europe) Limited	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe II Managers L.P. as	)	Alternate Director
managing general partner of	)
Permira Europe II C.V. 3)
acting by its general partner	)
Permira (Europe) Limited	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe II Managers L.P. as	)	Alternate Director
managing general partner of	)
Permira Europe II C.V. 4)
acting by its general partner	)
Permira (Europe) Limited	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira (Europe) Limited as manager of	)	Alternate Director
Permira Europe II Co-investment Scheme	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
SV (Nominees) Limited as nominee for	)	Alternate Director
Schroder Ventures Investments Limited	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe II Managers L.P.	)	Alternate Director
acting by its general partner	)
Permira (Europe) Limited	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira (Europe) Limited	)	Alternate Director

PROVIDENCE EQUITY OFFSHORE PARTNERS V L.P.
By: Providence Equity Offshore GP V L.P.,the General Partner

    By: Providence Equity Partners (Cayman) V Ltd., its general partner

By:	/s/ JONATHAN NELSON
Name:	Jonathan Nelson
Title:	Authorized Person
PROVIDENCE EQUITY OFFSHORE GP V L.P. By: Providence Equity Partners (Cayman) V Ltd., its general partner
By:	/s/ JONATHAN NELSON
Name:	Jonathan Nelson
Title:	Authorized Person
PROVIDENCE EQUITY PARTNERS (CAYMAN) V LTD.
By:	/s/ JONATHAN NELSON
Name:	Jonathan Nelson
Title:	Authorized Person
/s/ PAUL J. SALEM Paul J. Salem
/s/ GLENN M. CREAMER Glenn M. Creamer
/s/ JONATHAN M. NELSON Jonathan M. Nelson
/s/ PETER G. PETERSON Peter G. Peterson
/s/ STEPHEN A. SCHWARZMAN Stephen A. Schwarzman